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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported)
                                   May 6, 2002

                             LDM Technologies, Inc.
             (Exact name of registrant as specified in its charter)

             Michigan                   333-21819           38-2690171
             --------                   ---------           ----------
    (State or other jurisdiction       (Commission        (I.R.S. Employer
         of incorporation)             File Number)       Identification No.)

            2500 Executive Hills Drive, Auburn Hills, Michigan 48326
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (248) 858-2800
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Item 2. Commencement of Exchange Offer

On May 6, 2002, LDM Technologies, Inc. (the "Company" or "LDM") commenced an exchange offer (the "Exchange Offer") for any and all $110 million in outstanding principal amount of its 10.75% Senior Subordinated Notes due 2007 (144A -- CUSIP No. 50182PAC3) (the "Old Notes").

The Company is offering to exchange $700 principal amount of its new 10.75% Senior Notes due 2007 (the "New Notes") for each $1,000 principal amount of its outstanding 10.75% Senior Subordinated Notes due 2007. All other terms of the New Notes will be substantially identical to those of the Old Notes except the New Notes (1) will be senior in right of payment to the Old Notes; (2) will not be registered; and, (3) will have covenants that are customary for senior notes including covenants restricting LDM and LDM's restricted subsidiaries from incurring liens and entering into sale and lease-back transactions.

The offer will expire at 11:59 p.m., New York City time, on June 3, 2002, unless extended. Holders may withdraw their tenders of Old Notes or change their selection of Exchange Notes at any time prior to the expiration date. The Exchange Offer is not conditioned upon a minimum tender.

New Notes offered in the Exchange Offer will not, upon issuance, be registered under the Securities Act of 1933, as amended, and will only be offered in the U.S. to qualified institutional buyers and institutional accredited investors in a private transaction, and outside the U.S. to persons other than U.S. persons in offshore transactions. The Company will enter into a registrations rights agreement pursuant to which it will agree to file an Exchange Offer registration statement with the SEC with respect to the New Notes.





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                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                     LDM TECHNOLOGIES, INC.


                                     By:  /s/ G. E. Borushko
                                     -----------------------------------
                                          Gary E. Borushko
                                          Chief Financial Officer

                                         /s/ B. N. Frederick
                                     -----------------------------------
                                            Bradley N. Frederick
                                            Chief Accounting Officer

                                            Date:  May 14, 2002


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                                INDEX TO EXHIBITS

EXHIBIT NO.    DESCRIPTION
-----------    -----------

   99.1        Press release announcing commencement of exchange offer.
               Distributed to PR Newswire for distribution to the major national wire services including: Dow Jones, Reuters and Bloomberg, et. al. and other major print media.